EXPENSE LIMITATION AGREEMENT
GPS FUNDS I

AGREEMENT made as of the 31st day of October, 2016 between GPS Funds I, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, together, the “Funds”), and AssetMark, Inc., a California corporation (the “Advisor”).

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”) and the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust includes the Funds identified on Schedule A; and

WHEREAS, the Advisor entered into an Investment Advisory Agreement with the Trust, dated August 30, 2013, as amended October 9, 2015 (the “Old Advisory Agreement”), pursuant to which the Advisor provided, or arranged for the provision of, investment advisory and management services to each Fund, and for which it was compensated based on the average daily net assets of each such Fund; and

WHEREAS, the Trust and the Advisor determined that it was appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund pursuant to an Expense Waiver and Reimbursement Agreement dated August 30, 2013, as amended and restated on October 9, 2015 (the “Old Expense Limitation Agreement”); and

WHEREAS, in connection with a change in ownership of the Advisor effective on the date first written above, the Old Advisory Agreement and the Old Expense Limitation Agreement each terminated automatically as required under the Investment Company Act of 1940, as amended and/or by their terms; and

WHEREAS, the Board of Trustees and shareholders of the Trust have each approved a new Advisory Agreement (the “New Advisory Agreement”) with the Advisor effective as of the date first written above to replace the Old Advisory Agreement, and the Board of Trustees of the Trust also approved this Agreement to replace the Old Expense Limitation Agreement, and the parties hereto desire to enter into this Agreement so that the Advisor may continue to limit the total expenses of each Fund; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to continue to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.
Expense Waiver and Expense Assumption by the Advisor.  The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary to ensure that Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated on Schedule A to this Agreement.

2.
Duty of Fund to Reimburse.  Subject to approval by the Board of Trustees, the Trust, on behalf of each Fund, agrees to reimburse the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years after the end of the fiscal year in which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Fund Operating Expenses (excluding taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses.  The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3.	Assignment. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Trust.

4.
Duration and Termination.  This Agreement shall be effective on the date set forth in Exhibit A through the termination date in Exhibit A and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and the Advisor.  This Agreement shall automatically terminate upon the termination of the New Advisory Agreement between the Advisor and the Trust.

The parties hereto have caused this Agreement to be effective as of the date first written above.

GPS FUNDS I

By: _______________________________

Name & Title:  _______________________

ASSETMARK, INC.

By: _______________________________

Name & Title:  _______________________

SCHEDULE A

Fund	Class	Expense Limit*	Effective Date	Termination Date
GuideMark® Large Cap Core Fund	Service	1.24%	October 31, 2016	July 31, 2017
GuideMark® Emerging Markets Fund	Service	1.65%	October 31, 2016	July 31, 2017
GuideMark® Small/Mid Cap Core Fund	Service	1.45%	October 31, 2016	July 31, 2017
GuideMark® World Ex-US Fund	Service	1.39%	October 31, 2016	July 31, 2017
GuideMark® Opportunistic Equity Fund	Service	1.60%	October 31, 2016	July 31, 2017
GuideMark® Core Fixed Income Fund	Service	1.29%	October 31, 2016	July 31, 2017
GuideMark® Tax-Exempt Fixed Income Fund	Service	1.29%	October 31, 2016	July 31, 2017

GuideMark® Large Cap Core Fund	Institutional	0.64%	October 31, 2016	July 31, 2017
GuideMark® Emerging Markets Fund	Institutional	1.05%	October 31, 2016	July 31, 2017
GuideMark® Small/Mid Cap Core Fund	Institutional	0.85%	October 31, 2016	July 31, 2017
GuideMark® World Ex-US Fund	Institutional	0.79%	October 31, 2016	July 31, 2017
GuideMark® Opportunistic Equity Fund	Institutional	1.00%	October 31, 2016	July 31, 2017
GuideMark® Core Fixed Income Fund	Institutional	0.69%	October 31, 2016	July 31, 2017
GuideMark® Tax-Exempt Fixed Income Fund	Institutional	0.69%	October 31, 2016	July 31, 2017

* As an annual percentage of the Fund’s average daily net assets.